NEWS RELEASE
                                                    FOR IMMEDIATE RELEASE
                                                    October 16, 1997

                                                    Contact: John J. Ong
                                                    (910) 888-6353
                                                    E-mail: ong@nr.infi.net
(LADD Furniture, Inc. Logo Goes Here}
One Plaza Center  Box HP3
High Point, NC 27261-1500

LADD REPORTS SIGNIFICANTLY IMPROVED
THIRD QUARTER OPERATING RESULTS

         HIGH POINT, NC -- LADD Furniture, Inc. today reported 1997 fiscal third quarter net sales of $129.9 million, an increase of 8 percent over the 1996 third quarter's $120.4 million. This year's third quarter net earnings totaled $1.7 million, or $0.22 per share, compared to $1.8 million or $0.23 per share, in the year-earlier quarter.
         "On the surface, our third quarter earnings would appear to have been basically unchanged," said LADD president and CEO Fred Schuermann, "However, the 1996 third quarter results included several nonrecurring items associated with our company's 1995-96 restructuring actions, in addition to a significant one-time insurance recovery. Excluding these items," Schuermann explained, "LADD's comparable third quarter profit before income taxes nearly tripled, to $2.8 million this year from $1.0 million in 1996."
         For the first nine months of fiscal 1997, LADD earned $3.9 million after taxes, or $0.50 per share, compared to a net loss of $4.0 million, or $0.52 per share in the same period of fiscal 1996. Net sales for the nine months totaled $378.9 million, compared to $379.2 million a year earlier. Excluding revenues of businesses which were subsequently divested, 1997 nine-month net sales increased 4 percent compared to the 1996 period.
         Schuermann continued, "While I am pleased with LADD's continuing year-over-year improvement in profitability, the third quarter was a disappointing one relative to our expectations at the start of the quarter. Somewhat surprisingly, the nationwide retail furniture environment remained very soft throughout most of this year's third quarter," he said, "which hampered our results."
         Schuermann noted that LADD's American of Martinsville contract furniture division continues to record very strong sales gains, and added that the tone of business for the rest of LADD's residential furniture companies has improved markedly in recent weeks. "Our order backlog increased by $10 million from the end of June to the end of September," Schuermann said, "and we are anticipating an improvement in the overall retailing environment during the remainder of 1997. This should be reflected at the Fall International Home Furnishings Market, which began today in High Point." He concluded, "We feel the LADD companies have a strong overall lineup of new product offerings for this market, including Lea's Stars & Stripes youth bedroom furniture introduction and the new Pennsylvania House eclectic furnishings collection of casegoods and upholstery - a collaboration with world-famous designer Bill Blass."

                                    - over -
                   The LADD family of fine furniture companies
                 Lea Industries * American Drew * Clayton Marcus
        Barclay * American of Martinsville * Pennsylvania House * Pilliod


         LADD executive vice president and CFO William S. Creekmuir reported that LADD's inventories declined by $2.3 million during the third quarter, but that trade accounts receivable increased by almost $13 million in the same period. "July and August were slow shipping months for us," Creekmuir said, "but this was followed by a very strong rebound in September." He added, "Even though LADD's net working capital rose almost $6 million in the third quarter, total debt increased less than $700,000 from the mid-year 1997 level and was about $15 million lower than at the end of last year's third quarter." Creekmuir said the company anticipates that both inventories and debt will be reduced in the final quarter of this year.
         Headquartered in High Point, NC, LADD is one of the largest North American manufacturers of residential furniture. The company markets its wide range of residential wood and upholstered furniture domestically under the major brand names American Drew, Barclay, Clayton Marcus, Lea, Pennsylvania House and Pilliod, and exports these same brand name products worldwide through LADD International. Under the American of Martinsville name, LADD is also one of the world's leading suppliers of guest room furniture to the hotel/motel industry, as well as to health care and assisted-living facilities, retirement homes and governmental and university dormitory markets. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq Stock Market under the symbol LADF.

TABLE FOLLOWS

                                 # # # # # # #


FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are dependent on a number of factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such factors include anticipated sales growth resulting from an improved retailing climate and the company's new product introductions, and anticipated reductions in inventory and debt levels, in addition to those factors set forth in Item 7 ("Management's Discussion and Analysis") in the company's Form 10-K report for the year ended December 28, 1996.

NOTE: To receive fax copies of recent LADD news releases at no cost, just dial 800-758-5804, extension 501325. These releases are also available via the Internet @www.prnewswire.com ("company news").

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                      LADD FURNITURE, INC. AND SUBSIDIARIES
   CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (PRELIMINARY AND UNAUDITED)

                                                      13 Weeks Ended
                                          Sept. 28, 1996(a) Sept. 27, 1997
Net sales*                                  $ 120,447,000      129,935,000
Earnings before interest
  and income taxes                              6,461,000        5,549,000
Interest expense                                3,182,000        2,701,000
Earnings before income taxes                    3,279,000        2,848,000
Income tax expense                              1,477,000        1,110,000
Net earnings                                $   1,802,000        1,738,000
Net earnings per common share               $        0.23             0.22
Weighted average number of
  common shares outstanding                     7,721,165        7,757,573


                                                      39 Weeks Ended
                                         Sept. 28, 1996(a,b)    Sept. 27, 1997
Net sales*                                  $ 379,190,000      378,875,000
Earnings before interest
  and income taxes                              1,577,000       14,831,000
Interest expense                                8,900,000        8,425,000
Earnings (loss) before income taxes            (7,323,000)       6,406,000
Income tax expense (benefit)                   (3,295,000)       2,498,000
Net earnings (loss)                         $  (4,028,000)       3,908,000
Net earnings (loss) per common share        $       (0.52)            0.50
Weighted average number of
  common shares outstanding                     7,722,924        7,738,119





     NOTES: (a) The 1996 third quarter and nine-month results include $1.7 million of pretax income resulting from the settlement of a long-standing insurance claim and a $0.9 million pretax credit to restructuring expense. (b) The 1996 nine-month results include a pretax restructuring charge of $4.0 million and a $4.2 million pretax gain resulting from the company's curtailment of its post-retirement benefit plan.

*Net sales by business group        Third Quarter      First Nine Months
   were as follows (000's):       1996       1997       1996     1997

       Casegoods               $ 71,449     72,068    211,195    208,240
       Upholstery                30,049     28,017     95,429     88,731
       Contract                  18,692     29,850     57,020     81,904
       Divestiture companies        257       --       15,546       --
           Total               $120,447    129,935    379,190    378,875


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